                                                                    Exhibit 11.1
                       FIRST ALERT, INC. AND SUBSIDIARIES

         Calculation of Shares Used In Determining Net Income Per Share

                                                       Three Month Period Ended        Nine Month Period Ended
                                                       ------------------------        ------------------------
                                                       Sept. 28,      Sept. 30,        Sept. 28,      Sept. 30,
                                                         1997           1996             1997           1996
                                                         ----           ----             ----           ----
Weighted average common shares outstanding             24,265,664     24,183,116       24,210,632     24,096,962
Weighted average common share equivalents
     outstanding during the period computed in
     accordance with the treasury stock method            269,549        428,032          260,665        484,644
                                                       ----------     ----------       ----------     ----------
Total weighted average shares outstanding              24,535,213     24,611,148       24,471,297     24,581,606
                                                       ==========     ==========       ==========     ==========




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